                                              Exhibit 99.1
DISCOVER FINANCIAL SERVICES REPORTS FOURTH QUARTER 2022 NET INCOME OF $1.0 BILLION OR $3.77
PER DILUTED SHARE AND FULL YEAR NET INCOME OF $4.4 BILLION OR $15.50 PER DILUTED SHARE

BOARD OF DIRECTORS DECLARES SEMI-ANNUAL DIVIDEND FOR PREFERRED STOCK AND QUARTERLY DIVIDEND FOR COMMON STOCK

Fourth Quarter 2022 Results
	2022	2021	YOY Change
Total loans, end of period (in billions)	$112.1	$93.7	20%
Total revenue net of interest expense (in millions)	$3,732	$2,936	27%
Total net charge-off rate	2.13%	1.37%	76 bps
Net income/(loss) (in millions)	$1,033	$1,067	(3)%
Diluted EPS	$3.77	$3.64	4%

Riverwoods, IL, January 18, 2023 - Discover Financial Services (NYSE: DFS) today reported net income of $1.0 billion or $3.77 per diluted share for the fourth quarter of 2022, as compared to a net income of $1.1 billion or $3.64 per diluted share for the fourth quarter of 2021.

"Our outstanding results in 2022 were driven by record loan growth and margin expansion, factors that should sustain strong revenue growth into next year," said Roger Hochschild, CEO and President of Discover. "This revenue momentum, our disciplined approach to credit management, and our capital generative model position us to generate shareholder value through a range of economic environments."

Segment Results

Digital Banking
Digital Banking pretax income of $1.3 billion for the quarter was $141 million lower than the prior year period reflecting a higher provision for credit losses and higher operating expenses, mostly offset by increased revenue net of interest expense.

Total loans ended the quarter at $112.1 billion, up 20% year-over-year, and up 7% sequentially. Credit card loans ended the quarter at $90.1 billion, up 21% year-over-year. Personal loans increased $1.1 billion, or 15%, and private student loans increased $195 million, or 2%, year-over-year. The organic student loan portfolio, which excludes purchased loans, increased $351 million, or 4% from the prior year period.

Net interest income for the quarter increased $584 million, or 24% driven by higher average receivables and net interest margin expansion. Net interest margin was 11.27%, up 46 basis points versus the prior year. Card yield was 14.50%, up 200 basis points from the prior year primarily driven by higher market rates partially offset by a higher mix of receivables at a promotional rate and slightly higher interest charge-offs. Interest expense as a percent of total loans increased 177 basis points from the prior year period, primarily driven by higher funding costs.

Non-interest income increased $81 million, or 16%, from the prior year period, mainly driven by higher discount/interchange revenue and loan fee income partially offset by higher rewards cost driven by higher sales volumes.

The total net charge-off rate of 2.13% was 76 basis points higher versus the prior year period reflecting credit normalization across the portfolio. The credit card net charge-off rate was 2.37%, up 87 basis points from the prior year period and up 45 basis points from the prior quarter. The 30+ day delinquency rate for credit card loans was 2.53%, up 87 basis points year-over year and up 42 basis point from the prior quarter. The student loan net charge-off rate was 1.33%, up 53 basis points from the prior year and up 42 basis points from the prior quarter. Personal loans net charge-off rate of 1.49% was up 28 basis points from the prior year and up 35 basis points from the prior quarter.

Provision for credit losses of $883 million increased $620 million from the prior year driven by a $313 million reserve build in the current quarter compared to a $39 million reserve release in the prior year quarter and a $268 million increase in net-charge offs.

Total operating expenses were up $186 million year-over year, or 15%, driven primarily by higher expenses for employee compensation, marketing, professional fees, and premises and equipment. The increase in employee compensation was driven by higher headcount. Marketing increased primarily due to investments in consumer banking, card brand, and acquisition. Professional Fees increased due to investment in technology and consulting costs. Premises and equipment was higher due to a one-time facility write-off.

Payment Services
Payment Services pretax income of $37 million was up $134 million year-over-year. Higher revenue was driven by $138 million net losses on equity investments in the prior year quarter compared to $6 million net losses in the current year quarter.

Payment Services volume was $86.4 billion, up 4% year-over-year. PULSE dollar volume was up 3% primarily driven by increased debit transaction volume. Diners Club volume was up 24% year-over-year reflecting an improvement in global T&E and corporate spending. Network Partners volume decreased 7% from the prior year primarily reflecting lower transaction volume.

Share Repurchase
During the fourth quarter of 2022, the company repurchased approximately 5.9 million shares of common stock for $602 million. Shares of common stock outstanding declined by 2.1% from the prior quarter.

Dividend Declaration
The Board of Directors of Discover Financial Services declared a semi-annual cash dividend on its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C, in the amount of $2,750 per share. The dividend equals $27.50 per depositary share, each representing 1/100th interest in a share of the Series C Preferred Stock. The dividend will be payable on May 1, 2023, to the holders of record at the close of business on April 14, 2023.

The Board of Directors of Discover Financial Services declared a semi-annual cash dividend on its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series D, in the amount of $3,062.50 per share. The dividend equals $30.625 per depositary share, each representing 1/100th interest in a share of the Series D Preferred Stock. The dividend will be payable on March 23, 2023, to the holders of record at the close of business on March 8, 2023.

The Board of Directors declared a quarterly cash dividend of $0.60 per share of common stock payable on March 9, 2023, to holders of record at the close of business on February 23, 2023.

Conference Call and Webcast Information
The company will host a conference call to discuss its fourth quarter results on Thursday, January 19, 2023, at 7:00 a.m. Central Time. Interested parties can listen to the conference call via a live audio webcast at https://investorrelations.discover.com.

About Discover
Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover® card, America's cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network® comprised of Discover Network, with millions of merchants and cash access locations; PULSE®, one of the nation's leading ATM/debit networks; and Diners Club International®, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Contacts
Investors:                Media:
Eric Wasserstrom, 224-405-4555        Matthew Towson, 224-405-5649
investorrelations@discover.com        matthewtowson@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (https://investorrelations.discover.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the effect of the coronavirus disease 2019 pandemic and measures taken to mitigate the pandemic, including their impact on our credit quality and business operations as well as their impact on general economic and financial markets; changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to accounting guidance, tax reform, financial regulatory reform, consumer financial services practices, anti-corruption and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve card acceptance across its networks and maintain relationships with network participants and merchants; the company's ability to sustain its card, private student loan and personal loan growth; the company’s ability to increase or sustain Discover card usage or attract new customers; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, compliance and legal risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of its or others’ key systems; the company's ability to remain organizationally effective; the effect of political, economic and market conditions, geopolitical events, climate change and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors, as well as those which we have no direct relationship such as our employees’ internet service providers; the company's ability to maintain current technology and integrate new and acquired systems and technology; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; the company’s ability to comply with regulatory requirements; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2021, "Risk Factors" and “Management's Discussion & Analysis of Financial
Condition and Results of Operations” in the company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, June 30, 2022 and March 31, 2022 which is filed with the SEC and available at the SEC's internet site (http://www.sec.gov) and subsequent reports on Forms 8-K and 10-Q, including the company's Current Report on Form 8-K filed today with the SEC.